EXHIBIT 5.1

OPINION AND CONSENT OF DEAN M. POULAKIDAS

[LETTERHEAD OF WILLIS LEASE FINANCE CORPORATION]

November 7, 2017

Willis Lease Finance Corporation

773 San Marin Drive

Suite 2215

Novato, California  94998

Willis Lease Finance Corporation—Registration Statement on Form S-8 for Registration of 800,000 Shares of Common Stock

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of Willis Lease Finance Corporation, a Delaware corporation (the “Company”).  I refer to the registration statement on Form S-8 (“Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), to be filed by the Company, with respect to the proposed offering by the Company of up to an additional 800,000 shares (the “Shares”) of the common stock of the Company, $0.01 par value per share (the “Common Stock”), subject to issuance by the Company under the Company’s 2007 Incentive Stock Plan (the “Plan”).

I have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as I have deemed relevant and necessary as the basis for the opinions set forth below.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as conformed or photostatic copies and the authenticity of the originals of such copies.

Based on my examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that I have examined, I am of the opinion that when issued in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and non-assessable shares of Common Stock.

I am admitted to practice in the State of California, and am not admitted to practice in the State of Delaware.  However, for the limited purposes of my opinion set forth above, I am generally familiar with the General Corporation Law of the State of Delaware (the “DGCL”) as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation.  This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist.  I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Dean M. Poulakidas
Dean M. Poulakidas